Exhibit 99.1

PhaseRx Advances Product Pipeline for Treatment of Rare Genetic
Liver Diseases

Selects Lead Product Candidate PRX-OTC and Announces Positive
Proof-of-Concept Data for Second Product Candidate PRX-ASL

SEATTLE, June 21, 2016 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing treatments for life-threatening inherited liver diseases in children, today announced product pipeline advancements including the selection of its lead product candidate, PRX-OTC, for treatment of Ornithine Transcarbamylase Deficiency (OTCD) and positive proof-of-concept data for a second product candidate, PRX-ASL, for treatment of Argininosuccinate Lyase Deficiency (ASLD).

OTCD and ASLD are urea cycle disorders (UCDs), a family of rare metabolic disorders that generally affect children. Each UCD is caused by an inherited single-gene deficiency that results in hyperammonemia (elevated ammonia in the blood), and can lead to irreversible neurological impairment, coma and death. Current treatments for these diseases focus on ameliorating effects of the disease, while the only curative option is liver transplant. PhaseRx is developing drugs to replace the missing or defective enzyme using intracellular enzyme replacement therapy (i-ERT), with the objective of reinstating function of the urea cycle.

“We believe PRX-OTC, which is expected to correct the disease, has a compelling product profile in comparison to the existing therapies for OTC deficiency,” said Michael Houston, Ph.D., chief scientific officer of PhaseRx. “In addition, the preclinical data with PRX-OTC and PRX-ASL validates our i-ERT approach.”

PhaseRx expects to generate Phase 2a (single-dose) and 2b (repeat-dose) clinical proof-of-concept data for PRX-OTC in 2018, including measurement of blood ammonia. This clinical development plan is supported by positive preclinical data showing that PRX-OTC normalized blood ammonia and resulted in 100% survival in the OTC-spfash mouse model. In this model, mice are defective in the same gene as humans with OTCD, and PRX-OTC replaced the human gene in the mouse.

Preclinical studies in ASLD were conducted using ASL-deficient mice, which are defective in the same gene as humans with ASL deficiency. The new data with PRX-ASL therapy in the ASL-deficient mice showed statistically significant reduction in ammonia levels following two weeks of mRNA treatment.

“We are excited to name PRX-OTC as our lead drug product candidate and look forward to advancing its development for the treatment of this rare genetic disorder,” said Robert Overell, Ph.D., PhaseRx’s president and chief executive officer. “We are also delighted with the results of the proof-of-concept study in our ASLD program and believe these data show that our platform is applicable to the treatment of other single-gene inherited disorders of metabolism in the liver.”

About PhaseRx

PhaseRx is a leading biopharmaceutical company dedicated to developing products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx’s initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body’s inability to remove ammonia from the blood. The company’s i-ERT approach is enabled by its proprietary Hybrid mRNA TechnologyTM platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future to develop its products, (iii) the fact that the company will need to raise substantial additional funding to bring its planned products through clinical trials, regulatory approval, manufacturing and marketing and to become profitable, (iv) the fact that the company’s Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven and may never lead to marketable products, (v) the fact that all of the company’s programs are in preclinical studies or early stage research, so the company cannot predict how these results will translate into results in humans, nor can it be certain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company’s product candidates will be expensive and time-consuming, and if the development of company product candidates does not produce favorable results or is delayed, the company may be unable to commercialize these products, (vii) the company expecting to continue to incur significant research and development expenses, which may make it difficult to attain profitability, (viii) the company becoming dependent on collaborative arrangements with third parties for a substantial portion of its revenue, and its development and commercialization activities being delayed or reduced if it fails to initiate, negotiate or maintain successful collaborative arrangements, (ix) the company’s ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive, with competition from existing drugs, new treatment methods and new technologies that may prove to be more effective or marketable than the company’s products. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on May 23, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Company Contact:

Erin Cox

PhaseRx

Head of Investor Relations

erin@phaserx.com

206.805.6306

Media Contact:

Julie Rathbun

Rathbun Communications

julie@rathbuncomm.com

206.769.9219

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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